EXHIBIT 99.1


AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD/BSMG:
------------------                  --------------------------------------
Investors:                                  General Information:
Donna Conners                               Karen Griffiths
Press:                                      Analyst Information:
Carol Walters                               Vanessa Schwartz
(561) 241-9400                              212-661-8030


FOR IMMEDIATE RELEASE


                REXALL SUNDOWN TO ACQUIRE MET-RX FOR $108 MILLION


BOCA RATON, FL - DECEMBER 15, 1999 - Rexall Sundown, Inc. (Nasdaq: RXSD) today announced it has signed a definitive agreement to purchase privately-held MET-Rx Nutrition, Inc., a leader in the sports nutrition and bar categories, for total consideration of $108 million.

The acquisition of MET-Rx, which will be accounted for as a purchase, will be financed by a line of credit. The transaction, which is subject to regulatory and other approvals, is anticipated to close in mid-January 2000 and is expected to be slightly accretive in fiscal year 2000.

In making the announcement, Damon DeSantis, Rexall Sundown's President and Chief Executive Officer, stated, "The purchase of MET-Rx is consistent with our previously stated strategy to acquire strong brands, expand our retail product offerings to include sports nutrition, enhance our distribution in the health and natural food channel and offer multi-brand products in additional forms such as bars and powders." Rexall Sundown believes that there are opportunities for revenue and cost synergies over the long term, which will help accelerate the Company's growth rates, especially given the mainstream acceptance of the functional food and bar category, which is currently growing at strong double-digit rates. "The business philosophy of MET-Rx is also consistent with our commitment to devote significant resources to develop innovative, leading edge, science-based products," said DeSantis.

Based in Irvine, California, MET-Rx was founded in 1991 by A. Scott Connelly, M.D. The principal shareholders are Dr. Connelly and The Shansby Group, a San Francisco-based private equity partnership. For the fiscal year ending December 31, 1999, MET-Rx is expected to post net sales of approximately $105 million, and has achieved annual growth rates of 30% in each of the past two years. MET-Rx is best known for its leading branded sports nutrition supplements including MET-Rx(R) powdered protein Total Nutrition Drink Mixes, MET-Rx Protein Plus(TM) food bars, Source One(TM) food bars and MET-Rx Natural Krunch bars, as well as other sports nutrition supplements. MET-Rx's primary ingredient, Metamyosyn(R), is a proprietary high quality protein formulation that helps maximize the body's ability to build lean muscle. MET-Rx products are primarily distributed through the health and natural food channel, as well as food, drug and mass retailers, club stores, fitness centers and convenience stores.

Dr. Connelly, Chairman and Chief Technical Officer of MET-Rx, said, "We are extremely excited about the opportunity to partner with such a highly respected leader in the nutrition industry. We feel this merger gives MET-Rx the opportunity to further expand the distribution of its proprietary, science-based products, and increase its market leadership position in the sports nutrition and bar categories. In addition, Rexall Sundown's strategy of being first to market with new, innovative, consumer-oriented nutritional products is consistent with the goals of MET-Rx."
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DeSantis concluded, "While we will be financing this transaction with debt, our balance sheet and cash flow remain strong. We continue to have the financial resources and flexibility to pursue additional acquisitions to help achieve our strategic goals."

Rexall Sundown, Inc. develops, manufactures and distributes vitamins, nutritional supplements and other consumer health products in the United States and internationally. Visit the Company's websites at www.rexallsundown.com or www.rexallshowcase.com.

This press release may contain "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, which represent the Company's interpretation or beliefs. These forward-looking statements, by their nature, involve substantial risks and uncertainties, certain of which may be beyond the Company's control and actual results may differ materially depending on a variety of important factors including uncertainties related to acquisitions, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, reliance on independent distributors of the Company's network marketing subsidiary, Rexall Showcase International, competition and other factors described in the Company's filings with the Securities and Exchange Commission.